Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Form S-1 Registration Statement No. 333-277900 of our report dated June 24, 2025 relating to the financial statements of GE Vernova Retirement Savings Plan appearing in the Annual Report on Form 11-K of GE Vernova Retirement Savings Plan for the year ended December 31, 2024.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
July 23, 2025